UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________________

FORM 8-K

_____________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2014 (November 14, 2014)

Ener-Core, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-173040	46-0525350
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 Toledo Way, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

(949) 616-3300

(Registrant’s telephone number, including area code)

_____________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 14, 2014, Ener-Core, Inc. (the “Company”) entered into a Commercial License Agreement (the “Agreement”) with Dresser-Rand Company (“D-R”).  Pursuant to the Agreement, the Company and D-R will jointly and collaboratively develop and commercialize the Company’s Gradual Oxidizer (the “E-C Product”) with the D-R KG2-3GEF gas turbine generator. In accordance with the Agreement, D-R will provide up to $1,600,000 in cash for a prepaid exclusive four year license to commercialize the E-C Products and fundamental process technology developments (the “E-C Technology”) for gas turbine generators in the range of 1 to 4 WM per unit (the “License”). All payments are conditioned on the Company meeting certain conditions, including, but not limited to, conducting additional tests on the E-C Products, securing additional funding to complete the development of the E-C Products, and providing quarterly financial reports to D-R of the Company’s expenditures.

The following is a summary of the material terms of the Agreement:

•	The Company shall grant D-R a worldwide right to market and commercialize the Company’s Gradual Oxidizer technology integrated with D-R gas turbine generators in the range of 1 to 4 MW per unit. The License shall be an exclusive license for the first four years, subject to extension if commercial performance parameters are met and to cancellation for non-performance.

•	Upon the satisfaction of conditions precedent contained within the Agreement, D-R must make quarterly installment payments totaling $1.6 million dollars, as a prepaid license fee, in order to secure the initial 4-year exclusivity of the License.

•	Both the Company and D-R are required to collaborate jointly in the technical development of the first commercial order. The Company is required to contribute $4.2 million towards such development including 15,000 hours of labor and paying D-R a flat fee of $500,000 for up to 3,000 hours of D-R labor; D-R is required to contribute $1.6 million towards such development, inclusive of the license fee payment.

•	The resulting product that will be marketed and sold by D-R shall be a combination of the Company’s Gradual Oxidizer integrated with D-R’s 2MW-class gas turbine. The integrated product will be branded and sold as a D-R product, bearing D-R’s name “KG2-3GEF/GO” and manufactured, warranted, maintained, serviced, and overhauled by D-R, with back-to-back respective obligations of the Company in all technical areas relating to the Company’s Gradual Oxidizer component of such products (collectively the “2MW KG2 Oxidizer Turbine”).

•	Unless the License is terminated, the Company also grants to D-R an expanded non-exclusive license to commercialize E-C Technology for projects larger than 4MW that are comprised of the 2MW KG2 Oxidizer Turbine in multiple power blocks.

•	D-R shall be responsible for worldwide commercial end-sales of the jointly developed 2MW KG2 Oxidizer Turbine. The Company is required to support those commercial efforts and to manufacture and sell to D-R such Gradual Oxidizers as will be required by respective commercial orders from D-R customers.

•	Subject to meeting certain commercial performance criteria by D-R, the License shall remain exclusive within the 1MW to 4MW power range. If, on any given year, D-R does not achieve the commercial performance criteria, D-R shall then have the right to maintain the exclusive commercial license by paying a monetary fee (equivalent to the Company’s projected profit margin for each unit) for each unit that is in deficit of the annual performance threshold.

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Subject to certain additional performance criteria, the License will become perpetual. The Company shall have the right but not the obligation to purchase the exclusivity provision of the License if: (i) following three consecutive calendar years after the four year anniversary of the end of the Initial Exclusive License Term (as defined by the Agreement), D-R does not meet certain performance criteria (“Underperforming Perpetuity Window”), and (ii) within 90 days of the Underperforming Perpetuity Window, the Company provides D-R with written notice of such election (“Election Notice”). D-R shall have the option to accept the Company’s Election Notice or reject it by paying the Company an amount equal to the Perpetuity Buyout Price (as defined by the Agreement) within 90 days following receipt of the Election Notice. Failure by D-R to notify the Company of its election shall be conclusively deemed to constitute acceptance of the Company’s Election Notice.

•	The Agreement also provides for a supply agreement whereby the Company will manufacture and sell to D-R E-C Product components for inclusion in KG2-3GEF/GO, consisting of the Gradual Oxidizer, interfaces and interconnections, instrumentation, controls, software, and related parts and services.

•	Within six months from the effective date of the Agreement, both parties agree to mutually negotiate a worldwide manufacturing agreement that would allow D-R to manufacture E-C Product components for use in the 2MW KG2 Oxidizer Turbine.

•	The Agreement shall remain in effect until the termination of the License unless terminated earlier in accordance with the Agreement.

Item 8.01.	Other Events.

On November 19, 2014, the Company issued a press release announcing the Agreement with D-R. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d)	EXHIBITS

Exhibit Number	Description
99.1	Press release dated November 19, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENER-CORE, INC.

Dated: November 19, 2014	By:	/s/ Alain Castro
Alain Castro, Chief Executive Officer

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